Exhibit 4.7

Private & confidential

Dated: …..  2022

ALPHA BANK S.A.

(as lender)

- and -

GAMORA SHIPPING CO. and

ROCKET SHIPPING CO.

(as joint and several borrowers)

- and -

CASTOR MARITIME INC. and

TORO CORP.

(as Corporate Guarantors)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 27th April, 2021 for a secured loan facility of up to (originally) US$18,000,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) is made this ……. day of  , 2022;

B E T W E E N

(1)	ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (the “Lender”); and

(2)	(a)	GAMORA SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Gamora Borrower”); and

(b)	ROCKET SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Rocket Borrower” and together with the Gamora Borrower hereinafter called the “Borrowers”)

as joint and several borrowers (hereinafter together called the “Borrowers” and singly a “Borrower”); and

(3)	CASTOR MARITIME INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as Corporate Guarantor (the “Existing Corporate Guarantor”, which expression shall include its successors); and

(4)	TORO CORP., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and which is floating in the NASDAQ (hereinafter called the “New Corporate Guarantor”, which expression shall include its successors),

IS SUPPLEMENTAL to a loan agreement dated 27th April, 2021 made between (i) the Lender as lender, and (ii) the Borrowers, as as joint and several borrowers (the said loan agreement hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrowers a secured floating interest rate term loan facility in the amount of up to United States Dollars Eighteen million ($18,000,000) (the “Loan”), for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)	the Corporate Guarantor has executed an irrevocable and unconditional Corporate Guarantee dated 6th May, 2021 in favour of the Lender by way of security for all monies now or hereafter due or payable by the Borrowers to the Lender under or pursuant to the Loan Agreement and the other Finance Documents (the “Existing Corporate Guarantee”); and

(C)	the Borrowers hereby acknowledge and confirm that (a) the Lender, as lender, has advanced to the Borrowers, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars Eighteen million ($18,000,000) and (b) as the date hereof the principal amount of United States Dollars thirteen million two hundred thousand (US$13,250,000) in respect of the Loan remains outstanding; and

(E)	the Borrowers and the other Security Parties have requested the Lender (the “Request”) to grant its consent to:

(a)	the transfer of the entire stock of the Borrowers from the Existing Corporate Guarantor to the New Corporate Guarantor; and

(b)	the release of the Existing Corporate Guarantor from all of its obligations and liabilities under the Loan Agreement and any other Finance Documents and the Lender has agreed thereto conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the Spinoff Date ;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Mortgage Amendment” in relation to each Vessel means the amendment No. 1 to the First Marshall Islands Ship Mortgage registered over such Vessel in favour of the Lender, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Owner thereof as owner of the Vessel in favour of the Lender in form satisfactory to the Lender (together the “Mortgage Amendments”); and

“New Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the New Corporate Guarantor as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented;

“New Corporate Guarantor” means TORO CORP., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and includes its successors in title;

“New Shares Pledge Agreement” in relation to each Borrower, means the pledge agreement to be executed by the New Corporate Guarantor in favour of the Lender, whereby the New Corporate Guarantor shall pledge all Shares, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“New Transaction Documents” together means the New Corporate Guarantee, the New Shares Pledge Agreement and the Mortgage Amendments and “New Transaction Document” means any of them as the context may require.

“Spin-Off” means the transfer of the shares of (inter alia) the Borrowers from the Existing Corporate Guarantor to the New Corporate Guarantor and the subsequent listing of the New Corporate Guarantor’s common shares on the Nasdaq Capital Market; and

“Spinoff Date” means the date on which the Spin-Off occurs;

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Loan Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties of the Principal Agreement

The Borrowers hereby, jointly and severally, represent and warrant to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Supplemental Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrowers, jointly and severally, hereby represent and warrant to the Lender as at the date of this Supplemental Agreement that:

a.	each of the Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the New Transaction Documents, and has complied with all statutory and other requirements relative to its business;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the New Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement or otherwise perform its obligations hereunder;

c.	this Supplemental Agreement and each of the New Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Supplemental Agreement and each of the New Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrowers and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrowers or the other Security Parties;

f.	each of the Borrowers is or as of the Spinoff Date shall become, a fully owned Subsidiary of the New Corporate Guarantor;

g.	the New Corporate Guarantor is not a US Tax Obligor;

h.	after the occurrence of the Spin-Off, the New Corporate Guarantor shall be listed on the NASDAQ Capital Market

i.	the New Corporate Guarantor:

i.	is not a Sanctions Restricted Person;

ii.	does not own or control directly or indirectly a Sanctions Restricted Person; and ;

iii.	does not have a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

j.	none of the Borrowers and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Borrowers, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), to consent to the Request and that the Principal Agreement be amended in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement). On the Effective Date the Lender shall, at Borrowers’ cost, sign a Deed of Release of the Existing Corporate Guarantor whereby the Existing Corporate Guarantor shall be released from its obligations under the Finance Documents.

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers:

a.	a duly certified true copy of the Articles of Incorporation and/or of any other constitutional documents, as the case may be, of the New Corporate Guarantor and of any corporate shareholder thereof;

b.	a statement to the Lender confirming the identity of the Beneficial Shareholder(s) of the New Corporate Guarantor in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender;

c.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the New Corporate Guarantor;

d.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the other corporate Security Parties;

e.	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

f.	certified and duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of each of the Borrowers and the other Security Parties and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of each of the Borrowers evidencing approval of this Supplemental Agreement and each of the New Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

g.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and each of the New Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

h.	the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the New Transaction Documents;

i.	any and all documents evidencing the transfer of the entire stock of the Borrowers from the Existing Corporate Guarantor to the New Corporate Guarantor and any other evidence that each of the Borrowers is a fully owned Subsidiary of the New Corporate Guarantor;

j.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and the New Transaction Documents;

k.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors in this Supplemental Agreement and the New Transaction Documents as the Lender shall require;

l.	the New Transaction Documents duly executed by the respective parties thereto; and

m.	evidence that the fees referred to in Clause 9.1 (Arrangement fee) have been paid in full.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrowers hereby agree with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect as from the Effective Date, the following definitions of Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

““Group” means the Borrowers, the New Corporate Guarantor and their direct or indirect Subsidiaries and all other shipping companies now or in the future substantially directly or indirectly owned and/or controlled by same beneficial interests as the Borrowers from time to time during the Security Period and “member of the Group” means any member of the Group;

“Pledgor” means the New Corporate Guarantor who has/have executed or (as the context may require) shall execute the Shares Pledge Agreement (together, the “Pledgors”);

“Quotation Day” means, in respect of any Interest Period in respect of which an interest rate is to be determined, the date falling two (2) US Government Securities Business Days before the first day of that Interest Period unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Date will be the last of those days); and

b.	with effect as from the Effective Date, the following new definitions shall be added to Clause 1.2 (Definitions) of the Principal Agreement reading as follows:

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus;

(b)	in New York and in each other country or place in or at which an act is required to be done under this Agreement; and

(c)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 signed by the chief financial officer (“CFO”) of the New Corporate Guarantor or, if the CFO is not available, by a director of the New Corporate Guarantor;

“First Supplemental Agreement” means the First Supplemental Agreement dated   , 2022 supplemental to this Agreement executed and made between the Borrowers and the Lender, whereby this Agreement has been amended as therein provided;”

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)       either

(i)       the applicable Term SOFR (as of the Quotation Date) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)       if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Date) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Market Disruption Rate” means the Reference Rate;

“Mortgage Amendment No. 1” in relation to each Vessel, means the amendment No. 1 to the First Marshall Islands Ship Mortgage registered over such Vessel in favour of the Lender, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender in form satisfactory to the Lender (together the “Mortgage Amendments”);

“New Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the New Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;”

“New Corporate Guarantor” means TORO CORP., a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and includes its successors in title;

“New Shares Pledge Agreement” means the pledge agreement to be executed by the New Corporate Guarantor in favour of the Lender, whereby the New Corporate Guarantor shall pledge all Shares, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;”

“Reference Rate” means, in relation to the Loan or any part of the Loan:

a.	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

b.	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Spin-Off” means the transfer of the shares of (inter alia) the Borrowers to the New Corporate Guarantor and the subsequent listing of the New Corporate Guarantor’s common shares on the Nasdaq Capital Market; and

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Finance Documents;

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities; “

c.	with effect as from the Effective Date Clause 3 (INTEREST) of the Principal Agreement shall be replaced by the following:

“3.1	Calculation of interest

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest on the Loan or any part of the Loan for each Interest Period shall be the percentage rate per annum determined by the Lender to be the aggregate of:

(a)	the Margin; and

(b)	the Reference Rate for that Interest Period.

3.2	Selection of Interest Period

(a)	Notice: The Borrowers may by notice received by the Lender not later than 10:00 a.m. (New York time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

(b)	Non-availability of matching deposits for Interest Period selected: If, after the Borrowers by notice to the Lender have selected an Interest Period longer that three (3) months, the Lender notifies the Borrowers on the same Business Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the Relevant Market when that Interest Period commences, that Interest Period shall be of such duration as the Lender may advise the Borrowers in writing.

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)	Initial Interest Period: the initial Interest Period applicable to the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)	Interest Period overrunning Repayment Date(s): if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrowers provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3;

(d)	Interest Period not readily available: if the Lender determines that the duration of an Interest Period specified by the Borrowers in accordance with Clause 3.2 (Selection of Interest Period) is not readily available, then that Interest Period shall have such duration as the Lender, may determine;

(e)	No Interest Period to extend beyond Final Maturity Date: No Interest Period for the Loan shall end after the Final Maturity Date and any such Interest Period which would otherwise extend beyond the Final Maturity Date shall instead end on the Final Maturity Date, provided, always, that:

(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)	if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)	Default interest: If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 3.4 (Default interest) shall be immediately payable by the Security Party on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00% per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Payment of accrued default interest: Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

(d)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every six (6) months and shall be payable on demand.

3.5	Notification of duration of Interest Periods and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrowers is liable to pay such interest only with effect from the date of the Lender’s notification. However, omission of the Lender to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)	If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified by Lender to the Borrowers, which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)	If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 25 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lender and the Borrowers, be binding on all Parties.

(d)	If any rate notified to the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(f)	A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)	Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)	Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender.

(b)	In this Clause 3.9 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 21 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(i)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iii)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.”

d.	with effect as from the Effective Date, Clause 8.1(f) (Financial Statements) of the Principal Agreement shall be renamed into “Financial Statements-Compliance Certificate” and shall be amended to read as follows:

“(f)	Financial statements-Compliance Certificate:

(i)	furnish the Lender with (i) audited annual consolidated financial statements of the Corporate Guarantor audited by the auditors acceptable to the Lender and (ii) management prepared accounts of the Borrowers attested by its Chief Financial Officer, in each case prepared in accordance with internationally accepted accounting principles and practices consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days after the end of the Financial Year to which they relate, commencing with Financial Year ending on 31st December, 2022;

(ii)	(in the case of Clause 8.10 (Financial covenants)) simultaneously with each of the audited financial statements, they will send to the Lender the Compliance Certificate, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate;”

e.	with effect as from the Effective Date, Clause 8.2(t) (No change of control) of the Principal Agreement shall be deleted and shall be replaced by the following:

“(t) No change of control: ensure that after the occurrence of the Spin-Off (i) each Borrower shall become a wholly-owned Subsidiary of the Guarantor (ii) Mr. Petros Panagiotidis shall be the Chief Executive Officer and Chief Financial Officer of the Guarantor and shall control either directly or indirectly no less than 5% of the Series B Preferred Shares of Guarantor with super voting rights”

f.	with effect as from the Effective Date, a new Clause 8.10 under the heading “Financial covenants) shall be inserted in the Principal Agreement reading as follows:

“8.10 Financial covenants

The Borrowers will ensure that, for the duration of the Security Period, the New Corporate Guarantor’s consolidated financial position, based on the most recent Accounting Information to comply with the financial covenants set out below:

(a)	Adjusted Net Worth: the New Corporate Guarantor to maintain market value Adjusted Net Worth of at least $40,000,000 (Forty million Dollars);

(b)	Liquidity: the Cash and Cash Equivalents of the New Corporate Guarantor on a consolidated basis will not at any time be in an amount of less than (i) United States Dollars Three hundred fifty thousand ($350,000) per owned Fleet Vessel mortgaged in favour of the Lender at any relevant time and/or (ii) Five million ($5,000,000) provided however that the amount of $350,000 per owned Fleet Vessel mortgaged in favour of the Lender will be included in the calculation for the Cash and Cash Equivalents of the New Corporate Guarantor on a consolidated basis; and

(c)	Leverage: the Leverage Ratio of the Group shall not exceed seventy per cent (70%).

The Adjusted Net Worth, Leverage, Cash and Cash Equivalents of the New Corporate Guarantor to be tested and confirmed to the Lender quarterly (if available), semi-annually and annually on the basis of the Financial Statements to be delivered to the Lender as per Clause 8.1(f) (Financial statements).

The expressions used in this Clause 8.10 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with Clause 8.1(f) (Financial statements-Compliance Certificate), and for the purposes of this Agreement:

“Accounting Information” means the annual audited consolidated financial statements of the Group and the interim quarterly (if requested by the Lender) and semi-annual un-audited financial statements of the Group, to be provided by the Borrowers to the Lender in accordance with Clause 8.1(f) (Financial Statements - Compliance Certificate);

“Accounting Period” means each Financial Year and each half-year of each Financial Year falling during the Security Period for which the Accounting Information is required to be delivered to the Lender pursuant to Clause 8.1(f) (Financial Statements - Compliance Certificate);

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount by which the Market Value of the Fleet Vessels exceeds the Total Debt (after deducting all cash and cash equivalents and restricted cash);

“Cash” and “Cash Equivalents” means, at any relevant time, the aggregate of:

(a)	cash in hand or on deposit with any prime international bank;

(b)	Marketable Securities valued at their then published market value rates owned by the New Corporate Guarantor at that date; and

(c)	any other instrument, security or investment approved by the Lender, which are free from any security interest and/or restrictions.

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with Clause 8.5(b) (Valuation of Vessels) of this Agreement;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Vessel) from time to time owned or leased by members of the Group which, at the relevant time, are included within the Total Assets of the Group in the balance sheet of the Accounting Information (each a “Fleet Vessel”);

“Leverage Ratio” means, in respect of an Accounting Period, the ratio of the Total Debt (after deducting all Cash and Cash Equivalents and restricted cash applicable as of the date of the Compliance Certificate) to the aggregate Market Value of all Fleet Vessels;

“Marketable Securities” means any bonds, stocks, notes or bills payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Lender.

“Total Assets” means, in respect of an Accounting Period, the aggregate value of all assets of the Group included in the Accounting Information as “current assets” and the value of all investments and all other tangible and intangible assets of the Group properly included in the Accounting Information as “fixed assets” in accordance with IFRS; and

“Total Debt” means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt included in the financial statements of the Group under current liabilities plus the long term interest bearing bank debt.”

g.	with effect as from the Effective Date, a new Schedule 3 (Form of Compliance Certificate) shall be added after Schedule 2 of the Principal Agreement to read as follows:

“Schedule 3

Form of Compliance Certificate

(referred to in Clause 8.1(f) of the Loan Agreement)

To:       ALPHA BANK S.A.,

93 Akti Miaouli, Piraeus, Greece

(the “Lender”)

From: TORO CORP., of the Marshall Islands

    (as the “Corporate Guarantor”)

Dated: [●], 20[●]

RE: US$18,000,000 Loan Agreement (the “Loan Agreement”) dated 27 April, 2021 made between (1) the Lender, as lender and (2) (a) Gamora Shipping Co. of the Marshall Islands and Rocket Shipping Co., of the Marshall Islands (the “Borrowers”), as joint and several borrowers

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I/We [●], [●] and [●], [each] being the Chief Financial Officer of the Borrowers and the Corporate Guarantor, refer to Clause 8.1(f) of the Loan Agreement and hereby certify that, during the Accounting Period 01.01.20[…] to 31.12.20[…] and on the date hereof the Financial Covenants (Clause 8.1(f) of the Loan Agreement), are fully complied with:

1.	Financial Covenants:

(a)	Adusted New Worth: is at least US$ 40,000,000;

(b)	Corporate Leverage Ratio: is below 70%; and

(c)	Cash and Cash Equivalents is at least US$ 5,000,000

2.       Default: [No Default has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.

Signed: ______________________

Name: [………………………….]

Title: Chief Financial Officer/Director”

5.2.	Security Documents

With effect as from the Effective Date (a) all obligations of the Existing Corporate Guarantor under the Loan Agreement shall be binding on the New Corporate Guarantor (b) the definition “Security Documents” shall be deemed to include (aa) the Security Documents as amended and/or supplemented in pursuance to the terms hereof, (bb) the New Corporate Guarantee and the New Shares Pledge Agreement and (cc) any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrowers under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3	Construction

With effect from the date hereof all references in the Principal Agreement to:

i.	the definitions and all references in the Principal Agreement and the Security Documents to “Alternative Rate”, and “LIBOR” shall be deleted;

ii.	the definition and all references in the Principal Agreement and the Security Documents to “Banking Day” shall be deleted and shall be replaced by “Business Day”;

iii.	all references in the Principal Agreement and the Security Documents to “this Agreement”, “hereunder” and the like and all references in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement;

iv.	“Mortgage” in relation to each Vessel shall be construed as references to the respective First Preferred Marshall Islands Mortgages as amended by the Mortgage Amendment relevant thereto;

v.	“Corporate Guarantee” in the Principal Agreement shall be construed as references to the New Corporate Guarantee; and

vi.	“Corporate Guarantor” in the Principal Agreement shall be construed as references to the New Corporate Guarantor.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

Each of the Borrowers hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents shall continue to remain valid and enforceable and the Borrowers hereby jointly and severally reconfirm their respective obligations under the Principal Agreement as hereby amended and under the Security Documents to which each of them is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	FEES AND EXPENSES

9.2	Costs and expenses

The Borrowers covenant and agree to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.3	Stamp Duty

The Borrowers covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

10.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11.	MISCELLANEOUS

11.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.9 (Evidence), 15.7 (Invalidity of Terms) and 17.1 (Notices) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.	LAW AND JURISDICTION

12.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 18 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

EXECUTION PAGE

the Borrowers
SIGNED by	)
Mrs.	)
for and on behalf of	)
GAMORA SHIPPING CO.,	)
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mrs.	)
for and on behalf of	)
ROCKET SHIPPING CO.,	)
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness to all above signatures: ___________________________
Name:
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

the CORPORATE GUARANTORS

SIGNED	)
by Mrs.	)
for and on behalf of	)
CASTOR MARITIME INC.,	)
of the Marshall Islands,	)
its duly appointed attorney-in fact	)
in the presence of:	)	Attorney-in-fact

SIGNED	)
by Mrs.	)
for and on behalf of	)
TORO CORP.,	)
of the Marshall Islands,	)
its duly appointed attorney-in fact	)
in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

Name:
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: Attorney-at-Law

THE LENDER
SIGNED by	)
Mrs. Aikaterini Damianidou and	)
Mrs. Chrysanthi Papathanasopoulou	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
of Greece,	)
in the presence of:	)	Attorney-in-fact

Witness: ___________________________
Name:
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	Attorney-at-law